Exhibit 99.2

TWENTY-FIRST CENTURY FOX, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	For the three months ended December 31,		For the six months ended December 31,
	2018	2017	2018	2017
Revenues	$8,499	$8,037	$15,676	$15,039
Operating expenses	(6,005)	(5,760)	(10,429)	(10,141)
Selling, general and administrative	(939)	(864)	(1,829)	(1,712)
Depreciation and amortization	(159)	(142)	(317)	(284)
Impairment and restructuring charges	—	(3)	(16)	(24)
Equity (losses) earnings of affiliates	(109)	(33)	(74)	27
Interest expense, net	(294)	(312)	(594)	(625)
Interest income	86	9	94	19
Other, net	10,475	(229)	10,527	(301)

Income from continuing operations before income tax (expense) benefit	11,554	703	13,038	1,998
Income tax (expense) benefit	(630)	1,218	(756)	827

Income from continuing operations	10,924	1,921	12,282	2,825
(Loss) income from discontinued operations, net of tax	(17)	(5)	(24)	11

Net income	10,907	1,916	12,258	2,836
Less: Net income attributable to noncontrolling interests	(92)	(85)	(158)	(150)

Net income attributable to Twenty-First Century Fox, Inc. stockholders	$10,815	$1,831	$12,100	$2,686

EARNINGS PER SHARE DATA
Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders—basic and diluted	$10,832	$1,836	$12,124	$2,675

Weighted average shares
Basic	1,856	1,853	1,855	1,852
Diluted	1,864	1,855	1,864	1,854
Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders per share
Basic	$5.84	$0.99	$6.54	$1.44
Diluted	$5.81	$0.99	$6.50	$1.44
Net income attributable to Twenty-First Century Fox, Inc. stockholders per share
Basic	$5.83	$0.99	$6.52	$1.45
Diluted	$5.80	$0.99	$6.49	$1.45

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

TWENTY-FIRST CENTURY FOX, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(IN MILLIONS)

	For the three months ended December 31,		For the six months ended December 31,
	2018	2017	2018	2017
Net income	$10,907	$1,916	$12,258	$2,836
Other comprehensive income, net of tax
Foreign currency translation adjustments	14	38	(118)	79
Cash flow hedges	(6)	(1)	(6)	(1)
Unrealized holding gains on securities	—	97	—	179
Benefit plan adjustments	16	61	22	67
Equity method investments	446	36	412	58

Other comprehensive income, net of tax	470	231	310	382

Comprehensive income	11,377	2,147	12,568	3,218

Less: Net income attributable to noncontrolling interests(a)	(92)	(85)	(158)	(150)
Less: Other comprehensive loss (income) attributable to noncontrolling interests	5	(4)	9	(13)

Comprehensive income attributable to Twenty-First Century Fox, Inc. stockholders	$11,290	$2,058	$12,419	$3,055

(a)

Net income attributable to noncontrolling interests includes $36 million and $48 million for the three months ended December 31, 2018 and 2017, respectively, and $60 million and $77 million for the six months ended December 31, 2018 and 2017, respectively, relating to redeemable noncontrolling interests.

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

TWENTY-FIRST CENTURY FOX, INC.

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	As of December 31, 2018	As of June 30, 2018
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$21,281	$7,622
Receivables, net	8,083	7,120
Inventories, net	3,934	3,669
Other	719	922

Total current assets	34,017	19,333

Non-current assets
Receivables, net	859	724
Investments	833	4,112
Inventories, net	8,133	7,518
Property, plant and equipment, net	1,971	1,956
Intangible assets, net	5,970	6,101
Goodwill	12,758	12,768
Other non-current assets	1,345	1,319

Total assets	$65,886	$53,831

LIABILITIES AND EQUITY
Current liabilities
Borrowings	$887	$1,054
Accounts payable, accrued expenses and other current liabilities	3,236	3,248
Participations, residuals and royalties payable	1,822	1,748
Program rights payable	1,135	1,368
Deferred revenue	855	826

Total current liabilities	7,935	8,244

Non-current liabilities
Borrowings	18,321	18,469
Other liabilities	3,848	3,664
Deferred income taxes	1,971	1,892
Redeemable noncontrolling interests	576	764
Commitments and contingencies
Equity
Class A common stock(a)	11	11
Class B common stock(b)	8	8
Additional paid-in capital	12,573	12,612
Retained earnings	21,292	8,934
Accumulated other comprehensive loss	(1,879)	(2,001)

Total Twenty-First Century Fox, Inc. stockholders’ equity	32,005	19,564
Noncontrolling interests	1,230	1,234

Total equity	33,235	20,798

Total liabilities and equity	$65,886	$53,831

(a)

Class A common stock, $0.01 par value per share, 6,000,000,000 shares authorized, 1,058,408,500 shares and 1,054,032,541 shares issued and outstanding, net of 123,687,371 treasury shares at par as of December 31, 2018 and June 30, 2018, respectively.

(b)

Class B common stock, $0.01 par value per share, 3,000,000,000 shares authorized, 798,520,953 shares issued and outstanding, net of 356,993,807 treasury shares at par as of December 31, 2018 and June 30, 2018.

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

TWENTY-FIRST CENTURY FOX, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN MILLIONS)

	For the six months ended December 31,
	2018	2017
OPERATING ACTIVITIES
Net income	$12,258	$2,836
Less: (Loss) income from discontinued operations, net of tax	(24)	11

Income from continuing operations	12,282	2,825
Adjustments to reconcile income from continuing operations to cash provided by operating activities
Depreciation and amortization	317	284
Amortization of cable distribution investments	20	43
Impairment and restructuring charges	16	24
Equity-based compensation	70	66
Equity losses (earnings) of affiliates	74	(27)
Cash distributions received from affiliates	10	11
Other, net	(10,527)	301
Deferred income taxes	(155)	(1,300)
Change in operating assets and liabilities, net of acquisitions and dispositions
Receivables	(693)	(1,267)
Inventories net of program rights payable	(1,300)	(417)
Accounts payable and accrued expenses	(145)	388
Other changes, net	588	(427)

Net cash provided by operating activities from continuing operations	557	504

INVESTING ACTIVITIES
Property, plant and equipment	(219)	(238)
Investments in equity affiliates	(266)	(209)
Proceeds from dispositions, net	15,020	362
Other investing activities, net	(206)	(84)

Net cash provided by (used in) investing activities from continuing operations	14,329	(169)

FINANCING ACTIVITIES
Borrowings	90	1,282
Repayment of borrowings	(412)	(1,411)
Dividends paid and distributions	(517)	(512)
Employee taxes paid for share-based payment arrangements	(162)	(32)
Other financing activities, net	(89)	(18)

Net cash used in financing activities from continuing operations	(1,090)	(691)

Net decrease in cash and cash equivalents from discontinued operations	(32)	(26)

Net increase (decrease) in cash and cash equivalents	13,764	(382)
Cash and cash equivalents, beginning of year	7,622	6,163
Exchange movement on cash balances	(105)	28

Cash and cash equivalents, end of period	$21,281	$5,809

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

Twenty-First Century Fox, Inc., a Delaware corporation, and its subsidiaries (together, “Twenty-First Century Fox” or the “Company”) is a diversified global media and entertainment company, which currently manages and reports its businesses in the following four segments: Cable Network Programming, Television, Filmed Entertainment and Other, Corporate and Eliminations.

The accompanying Unaudited Consolidated Financial Statements of Twenty-First Century Fox have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation have been reflected in these Unaudited Consolidated Financial Statements. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2019.

These interim Unaudited Consolidated Financial Statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 as filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2018 (the “2018 Form 10-K”).

The Unaudited Consolidated Financial Statements include the accounts of Twenty-First Century Fox. All significant intercompany accounts and transactions have been eliminated in consolidation, including the intercompany portion of transactions with equity method investees. Equity investments in and advances to entities or joint ventures in which the Company has significant influence, but less than a controlling voting interest, are accounted for using the equity method. Significant influence is generally presumed to exist when the Company owns an interest between 20% and 50% and exercises significant influence. Equity investments in which the Company has no significant influence (generally less than a 20% ownership interest) with readily determinable fair values are recorded at fair value using quoted market prices. If an equity investment’s fair value is not readily determinable and does not qualify for the net asset value (“NAV”) practical expedient, the Company will recognize it at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The unrealized gains and losses and the adjustments related to the observable price changes are recognized in net income.

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the consolidated financial statements and accompanying disclosures. Actual results may differ from those estimates.

Certain fiscal 2018 amounts have been reclassified to conform to the fiscal 2019 presentation. Unless indicated otherwise, the information in the notes to the Unaudited Consolidated Financial Statements relates to the Company’s continuing operations.

Recently Adopted and Recently Issued Accounting Guidance and U.S. Tax Reform

Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, ASU 2014-09 requires additional disclosure around the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the requirements of ASU 2014-09 as of July 1, 2018, utilizing the modified retrospective method of transition which resulted in a transition adjustment for all contracts not completed as of July 1, 2018. The transition adjustment was recorded as an increase to the opening balance of Retained earnings in the Consolidated Balance Sheet (See Note 7 – Stockholders’ Equity).

The new standard impacts the timing of revenue recognition for renewals or extensions of existing licensing agreements for intellectual property, which will be recognized as revenue once the customer can begin to use and benefit from the license rather than when the agreement is extended or renewed, under historical GAAP. The new standard requires the Company’s Filmed Entertainment segment to recognize revenues from certain television license deals earlier as opposed to recognizing those licenses over the term of the agreements. Conversely, revenues from certain of the

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Filmed Entertainment segment’s trademark licensing deals will be recognized over the license terms as opposed to recognition at inception as under historical GAAP. The adoption of the standard also resulted in the reclassification of the Company’s estimates of sales returns from a contra-asset allowance within receivables to a liability. ASU 2014-09 also requires enhanced disclosures relating to the Company’s revenues from contracts with customers (See Note 11 – Revenues), including the disaggregation of revenues.

The following table presents the impact of the adoption of the standard on the Company’s Consolidated Statements of Operations:

	For the three months ended December 31, 2018			For the six months ended December 31, 2018
	As reported	Adjustments	Without adoption of ASC 606	As reported	Adjustments	Without adoption of ASC 606
	(in millions, except per share amounts)
Revenues	$8,499	$(28)	$8,471	$15,676	$50	$15,726
Operating expenses	(6,005)	10	(5,995)	(10,429)	(43)	(10,472)
Selling, general and administrative	(939)	—	(939)	(1,829)	—	(1,829)
Depreciation and amortization	(159)	—	(159)	(317)	—	(317)
Impairment and restructuring charges	—	—	—	(16)	—	(16)
Equity losses of affiliates	(109)	—	(109)	(74)	(3)	(77)
Interest expense, net	(294)	—	(294)	(594)	—	(594)
Interest income	86	—	86	94	—	94
Other, net	10,475	—	10,475	10,527	—	10,527

Income (loss) from continuing operations before income tax (expense) benefit	11,554	(18)	11,536	13,038	4	13,042
Income tax (expense) benefit	(630)	4	(626)	(756)	(1)	(757)

Income (loss) from continuing operations	10,924	(14)	10,910	12,282	3	12,285
Loss from discontinued operations, net of tax	(17)	—	(17)	(24)	—	(24)

Net income (loss)	10,907	(14)	10,893	12,258	3	12,261
Less: Net income attributable to noncontrolling interests	(92)	—	(92)	(158)	—	(158)

Net income (loss) attributable to Twenty-First Century Fox stockholders	$10,815	$(14)	$10,801	$12,100	$3	$12,103

Net income (loss) attributable to Twenty-First Century Fox stockholders per share
Basic	$5.83	$(0.01)	$5.82	$6.52	$—	$6.52
Diluted	$5.80	$(0.01)	$5.79	$6.49	$—	$6.49

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Changes to the opening balances of current assets, total assets, current liabilities and total liabilities resulting from the adoption of the new guidance were as follows:

	June 30, 2018	Adoption of ASC 606 impact		July 1, 2018
	(in millions)
Current assets	$19,333	$491		$19,824
Total assets	53,831	559	(a)	54,390
Current liabilities	8,244	256		8,500
Total liabilities	32,269	323		32,592

(a)	Includes the Company’s proportionate share of Sky, plc’s (“Sky”) transition adjustment of approximately $145 million.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments––Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The amendments in ASU 2016-01 address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The Company adopted this guidance as of July 1, 2018 on a modified retrospective basis and recorded a cumulative effect adjustment to reclassify unrealized holding gains on securities within Accumulated other comprehensive loss to Retained earnings and to record certain equity investments at NAV which were previously accounted for at cost (See Note 7 – Stockholders’ Equity). In addition, the Company recorded changes in the fair value of equity investments with readily determinable fair values in Net income rather than in Accumulated other comprehensive loss (See Note 12 – Additional Financial Information under the heading “Other, net”). Cost method investments that do not have readily determinable fair values will be recognized prospectively at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The adjustments related to the observable price changes will also be recognized in net income.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory” (“ASU 2016-16”). On July 1, 2018, the Company adopted ASU 2016-16 and recorded a deferred tax asset of approximately $2.3 billion related to the basis difference in an equity method investment on a modified retrospective basis, through a cumulative-effect adjustment to Retained earnings and also recorded a corresponding valuation allowance. As prescribed, a full valuation allowance was required because the Company was not able to establish sufficient evidence of future taxable income of the appropriate character to realize the deferred tax asset. As a result, the adoption of ASU 2016-16 did not have a material impact on the Company’s Consolidated Financial Statements. Due to the decision to sell Sky which was announced on September 26, 2018, management determined that the valuation allowance was no longer needed. As such, the Company released the valuation allowance related to its deferred tax asset as part of the estimated annual effective tax rate, resulting in a non-cash tax benefit of approximately $1.8 billion and $2.0 billion for the three and six months ended December 31, 2018, respectively. The remaining non-cash tax benefit of approximately $300 million will be realized during the year based upon the Company’s Income from continuing operations before income tax expense (See Note 4 – Investments under the heading “Sky”).

On July 1, 2018, the Company early adopted ASU 2018-02, “Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” (“ASU 2018-02”) on a prospective basis using the security-by-security approach. The objective of ASU 2018-02 is to eliminate the stranded tax effects resulting from the Tax Act (as defined below) and to improve the usefulness of information reported to financial statement users. The adoption of ASU 2018-02 resulted in a reclassification from Accumulated other comprehensive loss to Retained earnings related to the income tax effects on the change in the federal statutory rate (See Note 7 – Stockholders’ Equity under the heading “Accumulated other comprehensive loss”).

Issued

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”, “Topic 842”, as amended. Topic 842 requires recognition of lease liabilities and right-of-use assets on the balance sheet and disclosure of key information about leasing arrangements. Topic 842 will be effective for the Company for annual and interim reporting periods beginning July 1, 2019. The Company expects to apply Topic 842 on a modified retrospective basis with the cumulative effect, if any, of initially applying the new guidance recognized at the date of initial application as an adjustment to opening Retained earnings. The Company is currently evaluating the impact Topic 842 will have on its consolidated financial statements including determining which practical expedients to apply. Since the Company has a significant amount of minimum lease commitments (See Note 15 – Commitments and Contingencies in the 2018 Form 10-K), the Company expects that the impact of recognizing operating lease liabilities and right-of-use assets will be significant to the Company’s Consolidated Balance Sheet. The Company is in process of gathering the necessary lease data and implementing accounting lease software for all leases as well as assessing necessary changes to the Company’s processes and controls to support the recognition and disclosure requirements in accordance with the new standard.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

In August 2018, the FASB issued ASU 2018-14, “Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans” (“ASU 2018-14”). The amendments in ASU 2018-14 modify certain aspects of disclosure about defined benefit pension and other postretirement plans. ASU 2018-14 will be effective for the Company for annual reporting periods beginning July 1, 2020. Early adoption is permitted. The Company is currently evaluating the impact ASU 2018-14 will have on its consolidated financial statements.

U.S. Tax Reform

On December 22, 2017, the U.S. government enacted tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act significantly revises the future ongoing U.S. corporate income tax by, among other things, lowering U.S. corporate income tax rates and implementing a territorial tax system. Effective July 1, 2018, the Company’s corporate income tax rate is 21%.

The SEC issued guidance that allowed for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related tax impacts. As of December 31, 2018, the Company has finalized its analysis and has not materially modified the provisional amounts previously recorded (See Note 2 – Summary of Significant Accounting Policies in the 2018 Form 10-K under the heading “U.S. Tax Reform”).

The Tax Act also includes a new minimum tax on certain foreign earnings (“global intangible low-tax income” or “GILTI”) which imposes a tax on foreign earnings and profits in excess of a deemed return on tangible assets of foreign subsidiaries and allows a deduction for foreign-derived intangible income (“FDII”). These provisions are effective for the Company in the current fiscal year. For the six months ended December 31, 2018, the Company computed amounts for both items and included the impacts in its annualized effective tax rate calculation. The Company will account for the effects of GILTI as a component of income tax expense in the period the tax arises.

NOTE 2. ACQUISITIONS, DISPOSALS AND OTHER TRANSACTIONS

Disney Transaction/Distribution of FOX

On June 20, 2018, the Company entered into an Amended and Restated Merger Agreement and Plan of Merger (the “Amended and Restated Merger Agreement”) with The Walt Disney Company (“Disney”) and TWDC Holdco 613 Corp., a newly formed holding company and wholly-owned subsidiary of Disney (“New Disney”), which amends and restates in its entirety the Agreement and Plan of Merger that the Company entered into with Disney in December 2017, pursuant to which, among other things, at the closing, the Company will merge with and into a subsidiary of New Disney (the “21CF Merger”), Disney will merge with and into a subsidiary of New Disney (the “Disney Merger,” and together with the 21CF Merger, the “Mergers”), and each of Disney and the Company will become wholly-owned subsidiaries of New Disney. Prior to the consummation of the Mergers, the Company will transfer a portfolio of the Company’s news, sports and broadcast businesses, including the FOX News Channel (“FOX News”), FOX Business Network, FOX Broadcasting Company (the “FOX Network”), FOX Television Stations Group, FS1, FS2, FOX Deportes and Big Ten Network and certain other assets and liabilities into a newly formed subsidiary Fox Corporation (“FOX”) (the “FOX Separation”) and distribute all of the issued and outstanding common stock of FOX to the holders of the outstanding shares of the Company’s Class A Common Stock and Class B Common Stock (other than holders that are subsidiaries of the Company (shares held by such holders, the “Hook Stock”)) on a pro rata basis (the “FOX Distribution”). Prior to the FOX Distribution, FOX will pay the Company a dividend in the amount of $8.5 billion (the “FOX Dividend”). FOX has and will incur indebtedness sufficient to fund the FOX Dividend, which indebtedness will be reduced after the Mergers by the amount of a cash payment paid by Disney to FOX, if such cash payment is made. As the FOX Separation and FOX Distribution will be taxable to the Company at the corporate level, the FOX Dividend is intended to fund the taxes resulting from the FOX Separation and FOX Distribution and certain other transactions contemplated by the Amended and Restated Merger Agreement. The Company will retain all assets and liabilities not transferred to FOX, including the Twentieth Century Fox Film and Television studios and certain cable and international television businesses, including FX Networks, National Geographic Partners, LLC, Regional Sports Networks (“RSNs”), Fox Networks Group International and STAR India (“STAR”), as well as the Company’s interests in Hulu, LLC (“Hulu”), Sky, Tata Sky Limited and Endemol Shine Group. The foregoing proposed transactions are collectively referred to as the “Transaction”.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Upon consummation of the Transaction, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Mergers (other than (i) shares held in treasury by the Company that are not held on behalf of third parties, (ii) shares that are Hook Stock and (iii) shares held by the Company’s stockholders who have not voted in favor of the 21CF Merger and perfected and not withdrawn a demand for appraisal rights pursuant to Delaware law) will be exchanged for consideration (the “Merger Consideration”) in the form of either cash (the “Cash Consideration”) or a fraction of a share of New Disney common stock (the “Stock Consideration”). The value of the Merger Consideration may fluctuate with the market price of Disney common stock and will, subject to the collar described below, be determined based on the volume-weighted average trading price of a share of Disney common stock on the New York Stock Exchange over the fifteen day consecutive trading day period ending on (and including) the trading day that is three trading days prior to the date of the effective time of the Disney Merger (such price, the “Average Disney Price”). Subject to the election, proration and adjustment procedures set forth in the Amended and Restated Merger Agreement, each share of the Company’s common stock will be exchanged for an amount (such amount, the “Per Share Value”), payable in cash or New Disney common stock, equal to the sum of (i) $19.00 plus (ii) fifty percent (50.0%) of the value (determined based on the Average Disney Price) of a number of shares of Disney common stock equal to the exchange ratio described below. The number of shares of New Disney common stock to be delivered in exchange for each share of the Company’s common stock to the Company’s stockholders electing to receive Stock Consideration will be equal to the Per Share Value divided by the Average Disney Stock Price. If the Average Disney Price is greater than $114.32, then the exchange ratio will be 0.3324. If the Average Disney Price is less than $93.53, then the exchange ratio will be 0.4063. If the Average Disney Price is greater than or equal to $93.53 but less than or equal to $114.32, then the exchange ratio will be an amount equal to $38.00 divided by the Average Disney Price. The Merger Consideration is subject to the proration provisions set forth in the Amended and Restated Merger Agreement, which ensure that the aggregate Cash Consideration (before giving effect to the adjustment for transaction taxes) is equal to $35.7 billion. As a result, the form of consideration a stockholder elects to receive may be adjusted such that it may receive, in part, a different form of consideration than the form it elected. Any stockholder of the Company not making an election will receive the Cash Consideration, the Stock Consideration or a combination of both, as determined by the proration provisions of the Amended and Restated Merger Agreement.

To provide FOX with financing in connection with the FOX Distribution, 21st Century Fox America, Inc. (“21CFA”), a wholly-owned subsidiary of the Company, entered into a commitment letter on behalf of FOX with the financial institutions party thereto (the “Bridge Commitment Letter”) which provides for borrowings of up to $9 billion. Given the Company’s current debt ratings, 21CFA pays a commitment fee of 0.1%. In January 2019, FOX issued approximately $6.8 billion of senior notes (See Note 6 – Borrowings under the heading “FOX Borrowings”) and reduced the borrowings available under the Bridge Commitment Letter to $1.7 billion. FOX intends to use the net proceeds of approximately $6.8 billion from the sale of the notes, together with available cash on its balance sheet and other financing facilities, if needed, principally to fund the FOX Dividend and to pay fees and expenses incurred in connection with the senior notes offering and the Transaction.

Under the terms of the Amended and Restated Merger Agreement, Disney will pay the Company $2.5 billion if the Mergers are not consummated under certain circumstances relating to the failure to obtain approvals, or there is a final, non-appealable order preventing the transaction, in each case, relating to antitrust laws, communications laws or foreign regulatory laws.

On June 27, 2018, the Antitrust Division of the U.S. Department of Justice announced that it cleared the Transaction. The Company, Disney and the U.S. Department of Justice have entered into a consent decree that allows the Transaction to proceed, while requiring New Disney and the Company to sell the RSNs within 90 days following the closing of the Transaction, which consent decree is subject to court approval. At separate special meetings of stockholders on July 27, 2018, the Company’s stockholders adopted the Amended and Restated Merger Agreement, Disney’s stockholders approved the stock issuance, and each company’s stockholders adopted or approved the other proposals voted on at the special meetings. On November 6, 2018, the European Commission announced that it approved the Transaction conditional on Disney’s divestiture of its ownership interest in the factual channels it controls in the European Economic Area owned by A&E Television Networks.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The consummation of the Transaction remains subject to various conditions, including among others, (i) the consummation of the FOX Separation, (ii) the receipt of certain tax opinions with respect to the treatment of the Transaction under U.S. and Australian tax laws, and (iii) the receipt of certain regulatory approvals and governmental consents. The Transaction is expected to be completed in the first half of calendar year 2019.

The Amended and Restated Merger Agreement generally requires the Company to operate its business in the ordinary course pending consummation of the 21CF Merger and restricts the Company, without Disney’s consent, from taking certain specified actions until the Transaction is consummated or the Amended and Restated Merger Agreement is terminated, including making certain acquisitions and divestitures, entering into certain contracts, incurring certain indebtedness and expenditures, paying dividends in excess of certain thresholds, and repurchasing or issuing securities outside of existing equity award programs.

In February 2018, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) established a cash bonus retention plan for certain employees of approximately $110 million of which 50% is payable at the time of the Mergers and 50% on the 10-month anniversary of the Mergers, subject to each participant’s continued employment through the applicable payment date. Additionally, the Compensation Committee made a special grant of approximately 5.9 million restricted stock units (“Retention RSUs”) to certain of the Company’s senior executives, including named executive officers (“NEOs”). The Retention RSU grants will vest 50% at the time of the Mergers and 50% on the 15-month anniversary of the Mergers, subject to each executive’s continued employment through the applicable vesting date. The cash bonus retention payment plans are subject to accelerated payment and the Retention RSU grants will be subject to accelerated vesting upon the occurrence of certain termination events. In the event the Amended and Restated Merger Agreement is terminated, the payments under the cash-based retention program will be made and the Retention RSU grants will vest on the later of December 13, 2019 and the date of such termination.

Under the Amended and Restated Merger Agreement, the Company is permitted to take certain actions to reduce the amount of any potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the Internal Revenue Code). In accordance with this provision, the Company modified certain outstanding equity-based awards granted to certain participants (excluding any NEOs) resulting in additional compensation expenses of approximately $40 million for the three and six months ended December 31, 2018, of which approximately $15 million was included in Selling, general and administrative expenses and the remaining amount was included in Other, net in the Unaudited Consolidated Statements of Operations.

Other

In March 2017, the Federal Communications Commission’s (the “FCC”) concluded a voluntary auction to reclaim television broadcast station spectrum. The Company had three stations’ bids of approximately $350 million to relinquish spectrum accepted by the FCC as part of the auction and received the proceeds in July 2017. As a result, the spectrum previously utilized by its television stations in Washington, DC, Charlotte, NC and Chicago, IL designated market areas, in which the Company operates duopolies, has been relinquished to the FCC. The Company recorded a pre-tax gain of $114 million of which $102 million was recorded in fiscal 2018 and the remaining balance was recorded in Other, net in the Unaudited Consolidated Statement of Operations for the six months ended December 31, 2018 for the spectrum relinquished to the FCC in July 2018. These television stations will continue broadcasting using the spectrum of the existing FOX Network owned and operated station in that market.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVENTORIES, NET

The Company’s inventories were comprised of the following:

	As of December 31, 2018	As of June 30, 2018
	(in millions)
Programming rights
Sports Programming rights	$3,920	$3,676
Entertainment Programming rights(a)	3,311	3,263
Filmed entertainment costs
Films
Released, less accumulated amortization	1,109	1,249
Completed, not released	195	98
In production	1,900	1,556
In development or preproduction	245	221

	3,449	3,124

Television productions
Released, less accumulated amortization	645	743
In production, development or preproduction	742	381

	1,387	1,124

Total filmed entertainment costs, less accumulated amortization(b)	4,836	4,248

Total inventories, net	12,067	11,187
Less: current portion of inventories, net(c)	(3,934)	(3,669)

Total non-current inventories, net	$8,133	$7,518

(a)	Includes DVDs, Blu-rays and other merchandise.
(b)

Does not include $195 million and $210 million of net intangible film library costs as of December 31, 2018 and June 30, 2018, respectively, which were included in intangible assets subject to amortization in the Consolidated Balance Sheets.

(c)

Current portion of inventories, net as of December 31, 2018 and June 30, 2018 was comprised of programming rights ($3,886 million and $3,625 million, respectively), DVDs, Blu-rays and other merchandise.

NOTE 4. INVESTMENTS

The Company’s investments were comprised of the following:

		Ownership percentage as of December 31, 2018	As of December 31, 2018	As of June 30, 2018
			(in millions)
Sky(a)	European direct broadcast satellite operator	—%	$—	$3,306
Endemol Shine Group(b)	Global multi-platform content provider	50%	168	188
Other investments(c)		various	665	618

Total investments			$833	$4,112

(a)	In October 2018, the Company sold its 39% investment in Sky.
(b)	Equity method investment.
(c)	Includes an investment with a readily determinable fair value of $185 million as of December 31, 2018 (See Note 5 – Fair Value).

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Sky

In December 2016, the Company announced it reached agreement with Sky, in which the Company had an approximate 39% interest, on the terms of a recommended pre-conditional cash offer by the Company for the fully diluted share capital of Sky which the Company did not already own (the “Sky Acquisition”), at a price of £10.75 per Sky share subject to certain payments of dividends. On July 11, 2018, the Company announced an increased offer price for the Sky Acquisition, of £14.00 per Sky share, payable in cash, subject to reduction if certain dividends or other distributions are paid by Sky (the “Increased Offer”). To provide financing in connection with the Sky Acquisition, the Company and 21CFA entered into a bridge credit agreement with the lenders party thereto (the “Bridge Credit Agreement”) which was subsequently amended as a result of the Increased Offer. The Company purchased foreign currency exchange options to limit its foreign currency exchange rate risk in connection with the Sky Acquisition (See Note 5 – Fair Value under the heading “Foreign Currency Contracts” and Note 12 – Additional Financial Information under the heading “Other, net” for additional information).

On September 22, 2018, the Company made a revised cash offer for the fully diluted share capital of Sky that the Company and its affiliates did not already own at a price of £15.67 for each Sky share, following the conclusion of the auction process conducted by the U.K. Panel on Takeovers and Mergers. On the same day, Comcast Corporation (“Comcast”) announced a revised cash offer by Comcast for the entire issued and to be issued share capital of Sky at a price of £17.28 for each Sky share (the “Comcast Offer”), which was recommended by the Sky Independent Committee. On September 26, 2018, the Company announced that it intended to lapse its offer on October 6, 2018 and that it intended to either accept the Comcast Offer or to sell its Sky shares to Comcast at a price of £17.28 for each Sky share. On October 3, 2018, the Company entered into an agreement to sell its shares to Comcast at a price of £17.28 for each Sky share. As a result, in October 2018, the Company received cash consideration of approximately £11.6 billion ($15.1 billion) for its 39% interest in Sky. The Company recorded a gain, net of transaction related costs, of $10.8 billion on this transaction, which was included in Other, net in the Unaudited Consolidated Statement of Operations for the six months ended December 31, 2018 (See Note 12 – Additional Financial Information under the heading “Other, net”). In connection with the lapsing of the Company’s offer for Sky, the Bridge Credit Agreement has been terminated as of October 6, 2018.

Hulu

The Company owns an equity interest in Hulu. In August 2016, Hulu issued a 10% equity interest to a new investor thereby diluting the Company’s ownership from 33% to 30%. For a period of up to 36 months, under certain limited circumstances arising from regulatory review, the new investor may put its shares to Hulu or Hulu may call the shares from the new investor. If Hulu is required to fund the repurchase of shares from the new investor, the Company has agreed to make an additional capital contribution of up to approximately $300 million to Hulu. As a result of these conditions, the Company will record a gain on the dilution of its ownership interest upon resolution of the contingency. The Company will continue to account for its interest in Hulu as an equity method investment.

For the six months ended December 31, 2018, the Company invested approximately $225 million in Hulu to maintain its ownership percentage and has committed to an additional investment of approximately $645 million in calendar year 2019.

Other Investments

During the first quarter of fiscal 2019, the Company invested, in the aggregate, approximately $100 million in cash for a minority equity interest in Caffeine, Inc. (“Caffeine”), a social broadcasting platform for gaming, entertainment and other creative content, and Caffeine Studio, LLC (“Caffeine Studios”), a newly formed venture that is jointly owned by the Company and Caffeine. The Company accounts for the investments in Caffeine at cost plus or minus observable price changes and Caffeine Studios as an equity method investment.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. FAIR VALUE

In accordance with ASC 820, “Fair Value Measurement,” fair value measurements are required to be disclosed using a three-tiered fair value hierarchy which distinguishes market participant assumptions into the following categories: (i) inputs that are quoted prices in active markets (“Level 1”); (ii) inputs other than quoted prices included within Level 1 that are observable, including quoted prices for similar assets or liabilities (“Level 2”); and (iii) inputs that require the entity to use its own assumptions about market participant assumptions (“Level 3”).

The following tables present information about financial assets and liabilities carried at fair value on a recurring basis:

	Fair value measurements
	As of December 31, 2018
	Total	Level 1	Level 2	Level 3
	(in millions)
Assets
Investments(a)	$185	$185	$—	$—
Derivatives(b)	7	—	7	—
Other(c)	65	—	—	65
Liabilities
Derivatives(b)	(10)	—	(10)	—
Redeemable noncontrolling interests	(576)	—	—	(576)

Total	$(329)	$185	$(3)	$(511)

	As of June 30, 2018
	Total	Level 1	Level 2	Level 3
	(in millions)
Assets
Investments(a)	$257	$257	$—	$—
Derivatives(b)	14	—	14	—
Other(c)	73	—	—	73
Redeemable noncontrolling interests	(764)	—	—	(764)

Total	$(420)	$257	$14	$(691)

(a)	Represents an investment in equity securities with a readily determinable fair value.
(b)	Represents derivatives associated with the Company’s foreign currency and interest rate swap contracts.
(c)	Primarily relates to past acquisitions, including contingent consideration agreements.

Redeemable Noncontrolling Interests

The Company accounts for redeemable noncontrolling interests in accordance with ASC 480-10-S99-3A, “Distinguishing Liabilities from Equity” (“ASC 480-10-S99-3A”), because their exercise is outside the control of the Company. The redeemable noncontrolling interests recorded at fair value are put arrangements held by the noncontrolling interests in certain of the Company’s majority-owned sports networks. The Company utilizes the market, income or cost approaches or a combination of these valuation techniques for its Level 3 fair value measures, using observable inputs such as market data obtained from independent sources. To the extent observable inputs are not available, the Company utilizes unobservable inputs based upon the assumptions market participants would use in valuing the asset (liability). Two minority shareholders’ put rights will become exercisable in March 2019 and one minority shareholders’ put right will become exercisable in July 2019. The remaining redeemable noncontrolling interests are currently not exercisable.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The changes in redeemable noncontrolling interests classified as Level 3 measurements were as follows:

	For the six months ended December 31,
	2018	2017
	(in millions)
Beginning of period	$(764)	$(694)
Net income	(60)	(77)
Distributions and other	248 (a)	59

End of period	$(576)	$(712)

(a)	As a result of the expiration of a put arrangement, approximately $200 million was reclassified into Retained earnings.

Financial Instruments

The carrying value of the Company’s financial instruments, such as cash and cash equivalents, receivables, payables and investments without a readily determinable fair value and not accounted for using the equity method, approximates fair value.

	As of December 31, 2018	As of June 30, 2018
	(in millions)
Borrowings
Fair value	$22,809	$22,591

Carrying value	$19,208	$19,523

Fair value is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market (a Level 1 measurement).

Foreign Currency Contracts

The Company uses foreign currency forward contracts primarily to hedge certain exposures to foreign currency exchange rate risks associated with the cost of producing or acquiring films and television programming. The Company also entered into a foreign currency option contract to limit its foreign currency exchange rate risk in connection with the Sky Acquisition. For accounting purposes, the option contract did not qualify for hedge accounting and therefore was treated as an economic hedge (See Note 4 – Investments under the heading “Sky”).

	As of December 31, 2018	As of June 30, 2018
	(in millions)
Cash Flow Hedges
Notional amount	$286	$119

Fair value	$(9)	$(2)

For foreign currency forward contracts designated as cash flow hedges, the Company expects to reclassify the cumulative changes in fair values, included in Accumulated other comprehensive loss, within the next year.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

	As of December 31, 2018	As of June 30, 2018
	(in millions)
Economic Hedges
Notional amount	$16	$12,788	(a)

Fair value	$—	$8	(a)

(a)

As of June 30, 2018, the notional amount and fair value primarily relates to a foreign currency option contract to limit the foreign currency exchange rate risk in connection with the Sky Acquisition which had a premium payable of approximately $50 million. In September 2018, the Company paid the premium to settle this foreign currency option contract which was included in Proceeds from dispositions, net in the Unaudited Consolidated Statement of Cash Flows.

Interest Rate Swap Contracts

The Company uses interest rate swap contracts to hedge certain exposures to interest rate risks associated with certain borrowings.

	As of December 31, 2018	As of June 30, 2018
	(in millions)
Cash Flow Hedges
Notional amount	$580	$608

Fair value	$6	$8

For interest rate swap contracts designated as cash flow hedges, the Company expects to reclassify the cumulative changes in fair values, included in Accumulated other comprehensive loss, within the next year.

Concentrations of Credit Risk

Cash and cash equivalents are maintained with several financial institutions. The Company has deposits held with banks that exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal credit risk.

The Company’s receivables did not represent significant concentrations of credit risk as of December 31, 2018 or June 30, 2018 due to the wide variety of customers, markets and geographic areas to which the Company’s products and services are sold.

The Company monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. As of December 31, 2018, the Company did not anticipate nonperformance by any of the counterparties.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. BORROWINGS

Borrowings include bank loans and public debt.

Bank Loans

STAR has entered into various unsecured credit facilities (the “STAR Credit Facilities”) that are available for working capital and for acquiring programming rights. These credit facilities are uncommitted and are reviewed periodically for renewal. As of December 31, 2018, the STAR Credit Facilities had a total capacity for borrowings of approximately INR 14 billion (approximately $200 million), which was subsequently increased to approximately INR 28 billion (approximately $395 million). As of December 31, 2018, the outstanding balance on the STAR Credit Facilities was $84 million. Borrowings under the credit facilities are due on demand by the lenders providing up to 60 days’ notice. Borrowings with on demand repayment terms are presented as Current borrowings in the Consolidated Balance Sheets.

Senior Notes Retired

In August 2018, the Company retired $250 million of 8.25% Senior Notes.

Current Borrowings

Included in Borrowings within Current liabilities as of December 31, 2018 was $700 million of 6.90% Senior Notes that are due in March 2019, principal payments on the Yankees Entertainment and Sports Network (the “YES Network”) term loan facility of $31 million that are due in the next 12 months, $72 million related to the STAR term loan and $84 million related to the STAR Credit Facilities.

FOX Borrowings

In January 2019, FOX issued $750 million of 3.666% Senior Notes due 2022, $1.25 billion of 4.030% Senior Notes due 2024, $2.00 billion of 4.709% Senior Notes due 2029, $1.25 billion of 5.476% Senior Notes due 2039 and $1.55 billion of 5.576% Senior Notes due 2049 (the “Notes Offering”). FOX intends to use the net proceeds of approximately $6.8 billion from the sale of the notes, together with available cash on its balance sheet and other financing facilities, if needed, principally to fund the FOX Dividend and to pay fees and expenses incurred in connection with the Notes Offering and the Transaction (See Note 2 – Acquisitions, Disposals and Other Transactions under the heading “Disney Transaction/Distribution of FOX”).

Bridge Credit Agreement

See Note 4 – Investments under the heading “Sky”.

NOTE 7. STOCKHOLDERS’ EQUITY

The following tables summarize changes in stockholders’ equity:

	For the three months ended December 31, 2018				For the six months ended December 31, 2018
	Twenty-First Century Fox stockholders	Noncontrolling interests		Total equity	Twenty-First Century Fox stockholders	Noncontrolling interests		Total equity
	(in millions)
Balance, beginning of period	$20,698	$1,226		$21,924	$19,564	$1,234		$20,798
Adoption of ASUs	—	—		—	244 (a)	—		244

Adjusted balance, beginning of period	20,698	1,226		21,924	19,808	1,234		21,042
Net income	10,815	56	(b)	10,871	12,100	98	(b)	12,198
Other comprehensive income (loss)	475	(5)		470	319	(9)		310
Issuance of shares	71	—		71	204	—		204
Dividends declared	—	—		—	(334)	—		(334)
Other	(54)	(47	)(c)	(101)	(92)	(93	)(c)	(185)

Balance, end of period	$32,005	$1,230		$33,235	$32,005	$1,230		$33,235

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

	For the three months ended December 31, 2017				For the six months ended December 31, 2017
	Twenty-First Century Fox stockholders	Noncontrolling interests		Total equity	Twenty-First Century Fox stockholders	Noncontrolling interests		Total equity
	(in millions)
Balance, beginning of period	$16,304	$1,252		$17,556	$15,722	$1,216		$16,938
Net income	1,831	37	(b)	1,868	2,686	73	(b)	2,759
Other comprehensive income	227	4		231	369	13		382
Issuance of shares	—	—		—	41	—		41
Dividends declared	—	—		—	(333)	—		(333)
Other	27	(51	)(c)	(24)	(96)	(60	)(c)	(156)

Balance, end of period	$18,389	$1,242		$19,631	$18,389	$1,242		$19,631

(a)

Primarily represents the adoption of ASU 2014-09 (See Note 1 – Basis of Presentation under the heading “Recently Adopted and Recently Issued Accounting Guidance and U.S. Tax Reform” for additional information). Approximately $145 million of the transition adjustment relates to the Company’s proportionate share of Sky’s transition adjustment.

(b)

Net income attributable to noncontrolling interests excludes $36 million and $48 million for the three months ended December 31, 2018 and 2017, respectively, and $60 million and $77 million for the six months ended December 31, 2018 and 2017, respectively, relating to redeemable noncontrolling interests which are reflected in temporary equity.

(c)

Other activity attributable to noncontrolling interests excludes $(11) million and $(35) million for the three months ended December 31, 2018 and 2017, respectively, and $(248) million and $(59) million for the six months ended December 31, 2018 and 2017, respectively, relating to redeemable noncontrolling interests (See Note 5 – Fair Value).

Comprehensive Income

Comprehensive income is reported in the Unaudited Consolidated Statements of Comprehensive Income and consists of Net income and Other comprehensive income (loss), including foreign currency translation adjustments, gains and losses on cash flow hedges, unrealized holding gains and losses on securities, benefit plan adjustments and the Company’s share of other comprehensive income (loss) of equity method investees, which affect stockholders’ equity, and under GAAP, are excluded from Net income.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize the activity within Other comprehensive income (loss):

	For the three months ended December 31, 2018			For the six months ended December 31, 2018
	Before tax	Tax (provision) benefit	Net of tax	Before tax	Tax (provision) benefit	Net of tax
	(in millions)
Foreign currency translation adjustments
Unrealized gains (losses)	$11	$(1)	$10	$(121)	$(1)	$(122)
Reclassifications realized in net income(a)	6	(2)	4	6	(2)	4

Other comprehensive income (loss)(b)	$17	$(3)	$14	$(115)	$(3)	$(118)
Cash flow hedges
Unrealized losses	$(9)	$2	$(7)	$(9)	$2	$(7)
Reclassifications realized in net income (c)	1	—	1	1	—	1

Other comprehensive loss	$(8)	$2	$(6)	$(8)	$2	$(6)
Benefit plan adjustments
Unrealized gains	$13	$(3)	$10	$13	$(3)	$10
Reclassifications realized in net income(d)	7	(1)	6	15	(3)	12

Other comprehensive income	$20	$(4)	$16	$28	$(6)	$22
Equity method investments
Unrealized losses and reclassifications	$(5)	$—	$(5)	$(47)	$8	$(39)
Amount reclassified on sale of Sky(a)	627	(176)	451	627	(176)	451

Other comprehensive income	$622	$(176)	$446	$580	$(168)	$412

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

	For the three months ended December 31, 2017			For the six months ended December 31, 2017
	Before tax	Tax (provision) benefit	Net of tax	Before tax	Tax (provision) benefit	Net of tax
	(in millions)
Foreign currency translation adjustments
Unrealized gains	$38	$—	$38	$79	$—	$79

Other comprehensive income(b)	$38	$—	$38	$79	$—	$79
Cash flow hedges
Unrealized gains	$1	$—	$1	$9	$(3)	$6
Reclassifications realized in net income(c)	(3)	1	(2)	(11)	4	(7)

Other comprehensive loss	$(2)	$1	$(1)	$(2)	$1	$(1)
Gains on securities
Unrealized gains	$154	$(57)	$97	$283	$(104)	$179

Other comprehensive income	$154	$(57)	$97	$283	$(104)	$179
Benefit plan adjustments
Reclassifications realized in net income(d)	$96	$(35)	$61	$106	$(39)	$67

Other comprehensive income	$96	$(35)	$61	$106	$(39)	$67
Equity method investments
Unrealized gains and reclassifications	$50	$(14)	$36	$84	$(26)	$58

Other comprehensive income	$50	$(14)	$36	$84	$(26)	$58

(a)	Reclassifications of amounts related to dispositions are included in Other, net in the Unaudited Consolidated Statements of Operations.
(b)

Foreign currency translation adjustments include $(5) million and $4 million for the three months ended December 31, 2018 and 2017, respectively, and $(9) million and $13 million for the six months ended December 31, 2018 and 2017, respectively, relating to noncontrolling interests.

(c)

Reclassifications of amounts related to hedging activity are included in Revenues, Operating expenses, Selling, general and administrative expenses, Interest expense, net or Other, net, as appropriate, in the Unaudited Consolidated Statements of Operations (See Note 5 – Fair Value for additional information regarding hedging activity).

(d)	Reclassifications of amounts related to benefit plan adjustments are included in Other, net in the Unaudited Consolidated Statements of Operations.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Accumulated other comprehensive loss

The following table summarizes the changes in the components of Accumulated other comprehensive loss, net of tax:

	For the six months ended December 31, 2018
	Foreign currency translation adjustments	Cash flow hedges	Unrealized holding gains on securities		Benefit plan adjustments		Equity method investments	Accumulated other comprehensive loss
	(in millions)
Balance, beginning of period	$(1,317)	$4	$132		$(307)		$(513)	$(2,001)
Adoption of ASUs	—	1 (a)	(132	)(b)	(66	)(a)	—	(197)
Other comprehensive (loss) income, net of tax	(109)	(6)	—		22		412	319

Balance, end of period	$(1,426)	$(1)	$—		$(351)		$(101)	$(1,879)

(a)	Reflects the adoption of ASU 2018-02 (See Note 1 – Basis of Presentation under the heading “Recently Adopted and Recently Issued Accounting Guidance and U.S. Tax Reform” for additional information).
(b)	Reflects the adoption of ASU 2016-01 (See Note 1 – Basis of Presentation under the heading “Recently Adopted and Recently Issued Accounting Guidance and U.S. Tax Reform” for additional information).

Earnings Per Share Data

The following table sets forth the Company’s computation of Income from continuing operations attributable to Twenty-First Century Fox stockholders:

	For the three months ended December 31,		For the six months ended December 31,
	2018	2017	2018	2017
	(in millions)
Income from continuing operations	$10,924	$1,921	$12,282	$2,825
Less: Net income attributable to noncontrolling interests	(92)	(85)	(158)	(150)

Income from continuing operations attributable to Twenty-First Century Fox stockholders	$10,832	$1,836	$12,124	$2,675

Stock Repurchase Program

The Company’s Board of Directors (the “Board”) previously authorized a stock repurchase program, under which the Company is authorized to acquire Class A Common Stock. In August 2016 and 2015, the Board authorized the repurchase of an additional $3 billion and $5 billion, respectively, of Class A Common Stock, excluding commissions. As of December 31, 2018, the Company’s remaining buyback authorization was approximately $3.1 billion representing $3 billion under the fiscal 2017 authorization and approximately $110 million under the fiscal 2016 authorization. Pursuant to the Amended and Restated Merger Agreement (See Note 2 – Acquisitions, Disposals and Other Transactions under the heading “Disney Transaction/Distribution of FOX”), the Company is prohibited from repurchasing any additional shares without Disney’s consent.

The Company did not repurchase any of its Class A Common Stock or Class B Common Stock during the six months ended December 31, 2018.

Dividends

The following table summarizes the dividends declared per share on both the Company’s Class A Common Stock and the Class B Common Stock:

	For the six months ended December 31,
	2018	2017
Cash dividend per share	$0.18	$0.18

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Subsequent to December 31, 2018, the Company declared a dividend of $0.18 per share on both the Class A Common Stock and Class B Common Stock, which is payable on April 16, 2019. The record date for determining dividend entitlements is April 8, 2019 (the “Record Date”). The dividend is contingent on the Transaction not having occurred prior to the Record Date.

NOTE 8. EQUITY-BASED COMPENSATION

The following table summarizes the Company’s equity-based compensation activity:

	For the three months ended December 31,		For the six months ended December 31,
	2018	2017	2018	2017
	(in millions)
Equity-based compensation	$107	$39	$157	$66

Intrinsic value of all settled equity-based awards	$139	$—	$368	$74

The Company’s stock based awards are granted in Class A Common Stock. As of December 31, 2018, the Company’s total estimated compensation cost related to equity-based awards, not yet recognized, was approximately $280 million, and is expected to be recognized over a weighted average period between one and two years. Compensation expense on all equity-based awards is generally recognized on a straight-line basis over the vesting period of the entire award.

Performance Stock Units

During the six months ended December 31, 2018, no performance stock units (“PSUs”) were granted and approximately 6.5 million PSUs vested.

During the six months ended December 31, 2017, approximately 6.6 million PSUs were granted and approximately 2.6 million PSUs vested.

Restricted Stock Units

During the six months ended December 31, 2018, approximately 2.9 million restricted stock units (“RSUs”) were granted and approximately 1.4 million RSUs vested.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Commitments

The Company has commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. The total firm commitments and future debt payments as of December 31, 2018 and June 30, 2018 were approximately $85 billion and $84 billion, respectively. The increase from June 30, 2018 was primarily due to the new multi-year, multi-platform rights agreement expanding the Company’s television, digital and Spanish-language rights and extending its arrangement with Major League Baseball (“MLB”) through the 2028 MLB season partially offset by sports programming rights payments.

Contingent Guarantees

The Company’s contingent guarantees as of December 31, 2018 have not changed significantly from disclosures included in the 2018 Form 10-K.

The commitments and contingent guarantees above do not include obligations and commitments related to the Transaction and Sky Acquisition (See Note 2 – Acquisitions, Disposals and Other Transactions under the heading “Disney Transaction/Distribution of FOX” and Note 4 – Investments under the heading “Sky”).

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Hulu

The Company has guaranteed $113 million of Hulu’s $338 million five-year term loan due in August 2022 which is included in the contingent guarantees above. The fair value of this guarantee was calculated using Level 3 inputs and was included in the Consolidated Balance Sheets in Other liabilities.

In addition to the contingent guarantees mentioned above, the Company is party to capital funding agreements related to Hulu (See Note 4 – Investments under the heading “Hulu”).

Contingencies

FOX News Channel

The Company and certain of its current and former employees have been subject to allegations of sexual harassment and discrimination and racial discrimination relating to alleged misconduct at the Company’s FOX News business. The Company has resolved many of these claims and is contesting other claims in litigation. The Company has also received regulatory and investigative inquiries relating to these matters. To date, none of the amounts paid in settlements or reserved for pending or future claims, is individually or in the aggregate, material to the Company. The amount of liability, if any, that may result from these or related matters cannot be estimated at this time. However, the Company does not currently anticipate that the ultimate resolution of any such pending matters will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

U.K. Newspaper Matters Indemnity

In connection with the News Corp Separation (as defined in Note 4 – Discontinued Operations in the 2018 Form 10-K under the heading “Separation of News Corp”), the Company and News Corporation (“News Corp”) agreed in the News Corp Separation and Distribution Agreement that the Company will indemnify News Corp, on an after-tax basis, for payments made after the News Corp Separation arising out of civil claims and investigations relating to phone hacking, illegal data access and inappropriate payments to public officials that occurred at subsidiaries of News Corp, as well as legal and professional fees and expenses paid in connection with the related criminal matters, other than fees, expenses and costs relating to employees who are not (i) directors, officers or certain designated employees or (ii) with respect to civil matters, co-defendants with News Corp (the “Indemnity”). The liability related to the Indemnity, recorded in the Consolidated Balance Sheets, was approximately $45 million and $50 million as of December 31, 2018 and June 30, 2018, respectively.

Other

Equity purchase arrangements that are exercisable by the counterparty to the agreement, and that are outside the sole control of the Company, are accounted for in accordance with ASC 480-10-S99-3A and are classified as Redeemable noncontrolling interests in the Consolidated Balance Sheets. Other than the arrangements classified as Redeemable noncontrolling interests, the Company is also a party to several other purchase and sale arrangements which become exercisable at various points in time. However, these arrangements are currently either not exercisable in the next twelve months or are not material.

The Company establishes an accrued liability for legal claims when the Company determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. Any fees, expenses, fines, penalties, judgments or settlements which might be incurred by the Company in connection with the various proceedings could affect the Company’s results of operations and financial condition. For the contingencies disclosed above for which there is at least a reasonable possibility that a loss may be incurred, other than the accrual provided, the Company was unable to estimate the amount of loss or range of loss.

The Company’s operations are subject to tax in various domestic and international jurisdictions and as a matter of course, the Company is regularly audited by federal, state and foreign tax authorities. The Company believes it has appropriately accrued for the expected outcome of all pending tax matters and does not currently anticipate that the ultimate resolution of pending tax matters will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. SEGMENT INFORMATION

The Company is a diversified global media and entertainment company, which manages and reports its businesses in the following four segments:

•

Cable Network Programming, which principally consists of the production and licensing of programming distributed primarily through cable television systems, direct broadcast satellite operators, telecommunication companies and online video distributors (collectively, multi-channel video programming distributors) (“MVPDs”) primarily in the U.S. and internationally.

•

Television, which principally consists of the acquisition, marketing and distribution of network programming in the U.S. and the operation of 28 full power broadcast television stations, including 11 duopolies, in the U.S. (of these stations, 17 are affiliated with the FOX Network, nine are affiliated with MyNetworkTV, one is affiliated with both The CW Television Network and MyNetworkTV and one is an independent station).

•

Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production and licensing of television programming worldwide.

•	Other, Corporate and Eliminations, which principally consists of corporate overhead costs and intercompany eliminations.

The Company’s operating segments have been determined in accordance with the Company’s internal management structure, which is organized based on operating activities. The Company evaluates performance based upon several factors, of which the primary financial measure is Segment OIBDA. Due to the integrated nature of these operating segments, estimates and judgments are made in allocating certain assets, revenues and expenses.

Segment OIBDA is defined as Revenues less Operating expenses and Selling, general and administrative expenses. Segment OIBDA does not include: Amortization of cable distribution investments, Depreciation and amortization, Impairment and restructuring charges, Equity (losses) earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax (expense) benefit, (Loss) income from discontinued operations, net of tax and Net income attributable to noncontrolling interests. Management believes that Segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources to the Company’s businesses.

Management believes that information about Total Segment OIBDA assists all users of the Company’s Unaudited Consolidated Financial Statements by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insight into both operations and the other factors that affect reported results. Total Segment OIBDA provides management, investors and equity analysts a measure to analyze the operating performance of the Company’s business and its enterprise value against historical data and competitors’ data, although historical results, including Segment OIBDA and Total Segment OIBDA, may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment OIBDA may be considered a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment charges, which are significant components in assessing the Company’s financial performance.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles Income from continuing operations before income tax (expense) benefit to Total Segment OIBDA for the three and six months ended December 31, 2018 and 2017:

	For the three months ended December 31,		For the six months ended December 31,
	2018	2017	2018	2017
	(in millions)
Income from continuing operations before income tax (expense) benefit	$11,554	$703	$13,038	$1,998
Add
Amortization of cable distribution investments	10	25	20	43
Depreciation and amortization	159	142	317	284
Impairment and restructuring charges	—	3	16	24
Equity losses (earnings) of affiliates	109	33	74	(27)
Interest expense, net	294	312	594	625
Interest income	(86)	(9)	(94)	(19)
Other, net	(10,475)	229	(10,527)	301

Total Segment OIBDA	$1,565	$1,438	$3,438	$3,229

The following tables set forth the Company’s Revenues and Segment OIBDA for the three and six months ended December 31, 2018 and 2017:

	For the three months ended December 31,		For the six months ended December 31,
	2018	2017	2018	2017
	(in millions)
Revenues
Cable Network Programming	$4,562	$4,405	$8,909	$8,601
Television	2,148	1,806	3,424	2,871
Filmed Entertainment	2,159	2,246	3,975	4,209
Other, Corporate and Eliminations	(370)	(420)	(632)	(642)

Total revenues	$8,499	$8,037	$15,676	$15,039

Segment OIBDA
Cable Network Programming	$1,454	$1,365	$2,991	$2,876
Television	(22)	56	146	178
Filmed Entertainment	193	131	470	387
Other, Corporate and Eliminations	(60)	(114)	(169)	(212)

Total Segment OIBDA	$1,565	$1,438	$3,438	$3,229

Intersegment revenues, generated by the Filmed Entertainment segment, of $360 million and $418 million for the three months ended December 31, 2018 and 2017, respectively, and of $605 million and $613 million for the six months ended December 31, 2018 and 2017, respectively, have been eliminated within the Other, Corporate and Eliminations segment. The balance of intersegment revenues is primarily related to the Cable Network Programming segment. Segment OIBDA, generated by the Filmed Entertainment segment, of approximately $(50) million and $20 million for the three months ended December 31, 2018 and 2017, respectively, and of approximately $(20) million and $45 million for the six months ended December 31, 2018 and 2017, respectively, have been eliminated within the Other, Corporate and Eliminations segment.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

	For the three months ended December 31,		For the six months ended December 31,
	2018	2017	2018	2017
	(in millions)
Depreciation and amortization
Cable Network Programming	$98	$86	$195	$171
Television	25	27	51	54
Filmed Entertainment	25	23	50	46
Other, Corporate and Eliminations	11	6	21	13

Total depreciation and amortization	$159	$142	$317	$284

Depreciation and amortization includes the amortization of definite lived intangible assets of $65 million for the three months ended December 31, 2018 and 2017 and $129 million and $130 million for the six months ended December 31, 2018 and 2017, respectively.

	As of December 31, 2018	As of June 30, 2018
	(in millions)
Assets
Cable Network Programming	$25,515	$25,756
Television	7,612	6,779
Filmed Entertainment	11,866	10,646
Other, Corporate and Eliminations	20,060	6,538
Investments	833	4,112

Total assets	$65,886	$53,831

Revenues by Component

	For the three months ended December 31,		For the six months ended December 31,
	2018	2017	2018	2017
	(in millions)
Revenues
Affiliate fee	$3,482	$3,252	$6,977	$6,488
Advertising	2,698	2,496	4,470	4,119
Content	2,118	2,140	3,889	4,159
Other	201	149	340	273

Total revenues	$8,499	$8,037	$15,676	$15,039

NOTE 11. REVENUES

Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company considers the terms of each arrangement to determine the appropriate accounting treatment.

Cable Network Programming and Television

The Company generates affiliate fee revenue from affiliate agreements with MVPDs for cable network programming and for the broadcast of the Company’s owned and operated television stations. In addition, the Company generates affiliate fee revenue from affiliate agreements with independently-owned television stations that are affiliated with the FOX Network and receive retransmission consent fees from MVPDs for their signals. Affiliate fee revenue is recognized at a point in time when the network programming, a functional license of intellectual property, is made available to the customer which is done on a continuous basis. For contracts with affiliate fees based on the number of the affiliate’s subscribers, revenues are recognized based on the contractual rate multiplied by the estimated number of subscribers each period. For contracts with fixed affiliate fees, revenues are recognized based on the relative standalone selling price of the network programming provided over the contract term, which generally reflects the invoiced amount. Affiliate contracts are generally multi-year contracts with payments due monthly.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company classifies the amortization of cable distribution investments (capitalized fees paid to MVPDs to facilitate carriage of a cable network) against affiliate fee revenue in accordance with ASC 606-10-32-25 through 27, “Revenue Recognition—Consideration Payable to a Customer.” The Company defers the cable distribution investments and amortizes the amounts on a straight-line basis over the contract period.

The Company generates advertising revenue from sales of commercial time within the Company’s network programming to be aired by television networks and cable channels, and from sales of broadcast advertising time on the Company’s owned television stations and various digital properties. Advertising revenue from customers, primarily advertising agencies, is recognized as the commercials are aired. Certain of the Company’s advertising contracts have guarantees of a certain number of targeted audience views, referred to as impressions. Revenues for any audience deficiencies are deferred until the guaranteed number of impressions is met, by providing additional advertisements. Advertising contracts, which are generally short-term, are billed monthly for the spots aired during the month, with payments due shortly after the invoice date.

Filmed Entertainment

The Company’s Filmed Entertainment segment generates revenue from the licensing of motion pictures and television content produced or acquired for distribution by the Company. In general, motion pictures are exhibited in U.S. and foreign theaters, followed by home entertainment, including sales and rentals of DVDs and Blu-rays, licensing through digital distribution platforms, premium subscription television, network television and basic cable and syndicated television exploitation. Television series initially produced for the networks and first-run syndication are generally licensed to domestic and international markets, concurrently and subsequently made available via digital distribution platforms and released in seasonal DVDs and Blu-ray box sets.

Content revenues from the licensing of motion pictures and television series are recognized when the content is made available to the licensee for exhibition at the beginning of the license period. If an existing licensing agreement is renewed or extended, the Company recognizes revenue at the later of when the content is available or when the renewal or extension period commences. For contracts that include variable fees in the form of sales-based or usage-based royalties, revenue is recognized when the underlying sales or usage occurs. Payment terms and duration of content licensing contracts vary by contract, typically with payments due over the license term. Revenues from the theatrical distribution of motion pictures are recognized as the licensee exhibits or exploits them. Revenues from home entertainment sales, net of a reserve for estimated returns, are recognized on the date that DVD and Blu-ray units are made widely available for sale by retailers or when made available for viewing via digital distribution platforms and all Company-imposed restrictions on the sale or availability have expired. Revenues from digital distribution platforms are generally recognized when the underlying sales occur.

License agreements for the broadcast of motion pictures and television series in the broadcast network, syndicated television and cable television markets are routinely entered in advance of their availability date for broadcast. Cash received and amounts billed in connection with such contractual rights, for which revenue is not yet recognizable, are classified as deferred revenue. Because deferred revenue generally relates to contracts for the licensing of motion pictures and television series which have already been produced, the recognition of revenue for such completed product is principally dependent upon the commencement of the availability period for broadcast under the terms of the related licensing agreement.

The Company earns and recognizes revenues as a distributor on behalf of third parties. In such cases, determining whether revenue should be reported on a gross or net basis is based on management’s assessment of whether the Company obtains control of the content before licensing it to the customer. To the extent the Company obtains control and thereby acts as the principal in a transaction, revenues are reported on a gross basis. Determining whether the Company acts as principal or agent in a transaction involves judgment and is based on an evaluation of whether the Company has the ability to direct the use of and obtain substantially all of the remaining benefits from the third-party content.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the Company’s Revenues by Segment by Component for the three and six months ended December 31, 2018 and 2017:

	For the three months ended December 31,		For the six months ended December 31,
	2018	2017	2018	2017
	(in millions)
Cable Network Programming
Affiliate fee	$3,075	$2,915	$6,172	$5,817
Advertising, content and other	1,487	1,490	2,737	2,784

Total Cable Network Programming revenues	4,562	4,405	8,909	8,601

Television
Advertising	1,634	1,416	2,433	2,071
Affiliate fee, content and other	514	390	991	800

Total Television revenues	2,148	1,806	3,424	2,871

Filmed Entertainment
Content	2,059	2,168	3,784	4,059
Advertising and other	100	78	191	150

Total Filmed Entertainment revenues	2,159	2,246	3,975	4,209

Other, Corporate and Eliminations	(370)	(420)	(632)	(642)

Total revenues	$8,499	$8,037	$15,676	$15,039

Future Performance Obligations

As of December 31, 2018, approximately $7 billion of revenues are expected to be recognized primarily over the next three years. The Company’s most significant remaining performance obligations relate to affiliate contracts and sports rights sublicensing contracts with fixed fees. The amount disclosed does not include (i) revenues related to performance obligations that are part of a contract that have an original expected duration of one year or less, (ii) revenues related to performance obligations for which the Company recognizes revenues in the amount it has a right to invoice, (iii) revenues that are in the form of sales-based or usage-based royalties promised in exchange for licenses of intellectual property and (iv) revenues that have variable consideration which is allocated entirely to an unsatisfied performance obligation or an unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation.

Receivables

Receivables, net as of December 31, 2018 and July 1, 2018 consist of:

	As of December 31, 2018	As of July 1, 2018
	(in millions)
Total receivables	$9,118	$8,553
Allowances for doubtful accounts	(176)	(169)

Total receivables, net	8,942	8,384
Less: current receivables, net	(8,083)	(7,625)

Non-current receivables, net	$859	$759

Deferred Revenue

Deferred revenue consists of cash payments received or due in advance of the Company’s performance primarily under license agreements for the broadcast of motion pictures and television series as well as advertising agreements where revenues have been deferred due to audience deficiency.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the Deferred revenue balances as of December 31, 2018 and July 1, 2018:

	As of December 31, 2018	As of July 1, 2018
	(in millions)
Current deferred revenue	$855	$791

Noncurrent deferred revenue	$277	$291

NOTE 12. ADDITIONAL FINANCIAL INFORMATION

Other, net

The following table sets forth the components of Other, net included in the Unaudited Consolidated Statements of Operations:

	For the three months ended December 31,		For the six months ended December 31,
	2018	2017	2018	2017
	(in millions)
Gain on sale of investment in Sky and other transaction costs(a)	$10,870	$(85)	$10,824	$(139)
Disney transaction costs(b)	(119)	(32)	(187)	(32)
Unrealized losses on investments(c)	(255)	—	(72)	—
Settlement loss on pension liabilities(d)	—	(86)	—	(86)
Other	(21)	(26)	(38)	(44)

Total other, net	$10,475	$(229)	$10,527	$(301)

(a)

Primarily represents the gain on the sale of investment in Sky for the three and six months ended December 31, 2018 and the change in fair value of a foreign currency option contract to limit the foreign currency exchange rate risk in connection with the Sky Acquisition for the three and six months ended December 31, 2017 (See Note 4 – Investments under the heading “Sky” for further discussion).

(b)	See Note 2 – Acquisitions, Disposals and Other Transactions.
(c)	Represents the unrealized losses on investments (See Note 1 – Basis of Presentation under the heading “Recently Adopted and Recently Issued Accounting Guidance and U.S. Tax Reform”).
(d)

During the three and six months ended December 31, 2017, the Company settled a portion of its pension obligations by irrevocably transferring pension liabilities to an insurance company through the purchase of a group annuity contract and through lump sum distributions. These payments, funded with pension plan assets, resulted in pre-tax settlement losses related to the recognition of accumulated deferred actuarial losses.

Supplemental Cash Flows Information

	For the six months ended December 31,
	2018	2017
	(in millions)
Supplemental cash flows information
Cash paid for income taxes	$(390)	$(663)

Cash paid for interest	$(623)	$(596)

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. SUPPLEMENTAL GUARANTOR INFORMATION

The Parent Guarantor presently guarantees the senior public indebtedness of 21CFA and the guarantee is full and unconditional. The supplemental condensed consolidating financial information of the Parent Guarantor should be read in conjunction with these Unaudited Consolidated Financial Statements.

In accordance with rules and regulations of the SEC, the Company uses the equity method to account for the results of all of the non-guarantor subsidiaries, representing substantially all of the Company’s consolidated results of operations, excluding certain intercompany eliminations.

The following condensed consolidating financial statements present the results of operations, financial position and cash flows of 21CFA, the Company and the subsidiaries of the Company and the eliminations and reclassifications necessary to arrive at the information for the Company on a consolidated basis.

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Condensed Consolidating Statement of Operations

For the three months ended December 31, 2018

(in millions)

	21st Century Fox America, Inc.	Twenty-First Century Fox	Non-Guarantor	Reclassifications and Eliminations	Twenty-First Century Fox and Subsidiaries
Revenues	$—	$—	$8,499	$—	$8,499
Expenses	(103)	—	(7,000)	—	(7,103)
Equity losses of affiliates	—	—	(109)	—	(109)
Interest expense, net	(483)	(209)	(22)	420	(294)
Interest income	82	2	422	(420)	86
Earnings from subsidiary entities	12,108	11,294	—	(23,402)	—
Other, net	(150)	(255)	10,880	—	10,475

Income from continuing operations before income tax expense	11,454	10,832	12,670	(23,402)	11,554
Income tax expense	(628)	—	(678)	676	(630)

Income from continuing operations	10,826	10,832	11,992	(22,726)	10,924
Loss from discontinued operations, net of tax	—	(17)	—	—	(17)

Net income	10,826	10,815	11,992	(22,726)	10,907
Less: Net income attributable to noncontrolling interests	—	—	(92)	—	(92)

Net income attributable to Twenty-First Century Fox stockholders	$10,826	$10,815	$11,900	$(22,726)	$10,815

Comprehensive income attributable to Twenty-First Century Fox stockholders	$11,209	$11,290	$12,318	$(23,527)	$11,290

See notes to supplemental guarantor information

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Condensed Consolidating Statement of Operations

For the three months ended December 31, 2017

(in millions)

	21st Century Fox America, Inc.	Twenty-First Century Fox	Non-Guarantor	Reclassifications and Eliminations	Twenty-First Century Fox and Subsidiaries
Revenues	$—	$—	$8,037	$—	$8,037
Expenses	(100)	—	(6,669)	—	(6,769)
Equity losses of affiliates	—	—	(33)	—	(33)
Interest expense, net	(436)	(205)	(20)	349	(312)
Interest income	—	5	353	(349)	9
Earnings from subsidiary entities	3,193	2,036	—	(5,229)	—
Other, net	(206)	—	(23)	—	(229)

Income from continuing operations before income tax benefit	2,451	1,836	1,645	(5,229)	703
Income tax benefit	1,783	—	2,123	(2,688)	1,218

Income from continuing operations	4,234	1,836	3,768	(7,917)	1,921
Loss from discontinued operations, net of tax	—	(5)	—	—	(5)

Net income	4,234	1,831	3,768	(7,917)	1,916
Less: Net income attributable to noncontrolling interests	—	—	(85)	—	(85)

Net income attributable to Twenty-First Century Fox stockholders	$4,234	$1,831	$3,683	$(7,917)	$1,831

Comprehensive income attributable to Twenty-First Century Fox stockholders	$4,278	$2,058	$3,743	$(8,021)	$2,058

See notes to supplemental guarantor information

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Condensed Consolidating Statement of Operations

For the six months ended December 31, 2018

(in millions)

	21st Century Fox America, Inc.	Twenty-First Century Fox	Non-Guarantor	Reclassifications and Eliminations	Twenty-First Century Fox and Subsidiaries
Revenues	$—	$—	$15,676	$—	$15,676
Expenses	(194)	—	(12,397)	—	(12,591)
Equity losses of affiliates	—	—	(74)	—	(74)
Interest expense, net	(930)	(411)	(45)	792	(594)
Interest income	82	5	799	(792)	94
Earnings from subsidiary entities	14,097	12,602	—	(26,699)	—
Other, net	(232)	(72)	10,831	—	10,527

Income from continuing operations before income tax expense	12,823	12,124	14,790	(26,699)	13,038
Income tax expense	(744)	—	(858)	846	(756)

Income from continuing operations	12,079	12,124	13,932	(25,853)	12,282
Loss from discontinued operations, net of tax	—	(24)	—	—	(24)

Net income	12,079	12,100	13,932	(25,853)	12,258
Less: Net income attributable to noncontrolling interests	—	—	(158)	—	(158)

Net income attributable to Twenty-First Century Fox stockholders	$12,079	$12,100	$13,774	$(25,853)	$12,100

Comprehensive income attributable to Twenty-First Century Fox stockholders	$12,251	$12,419	$14,008	$(26,259)	$12,419

See notes to supplemental guarantor information

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Condensed Consolidating Statement of Operations

For the six months ended December 31, 2017

(in millions)

	21st Century Fox America, Inc.	Twenty-First Century Fox	Non-Guarantor	Reclassifications and Eliminations	Twenty-First Century Fox and Subsidiaries
Revenues	$—	$—	$15,039	$—	$15,039
Expenses	(176)	—	(11,985)	—	(12,161)
Equity earnings of affiliates	—	—	27	—	27
Interest expense, net	(866)	(410)	(42)	693	(625)
Interest income	—	10	702	(693)	19
Earnings from subsidiary entities	4,784	3,075	—	(7,859)	—
Other, net	(219)	—	(82)	—	(301)

Income from continuing operations before income tax benefit	3,523	2,675	3,659	(7,859)	1,998
Income tax benefit	1,459	—	1,515	(2,147)	827

Income from continuing operations	4,982	2,675	5,174	(10,006)	2,825
Income from discontinued operations, net of tax	—	11	—	—	11

Net income	4,982	2,686	5,174	(10,006)	2,836
Less: Net income attributable to noncontrolling interests	—	—	(150)	—	(150)

Net income attributable to Twenty-First Century Fox stockholders	$4,982	$2,686	$5,024	$(10,006)	$2,686

Comprehensive income attributable to Twenty-First Century Fox stockholders	$5,000	$3,055	$5,161	$(10,161)	$3,055

See notes to supplemental guarantor information

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Condensed Consolidating Balance Sheet

As of December 31, 2018

(in millions)

	21st Century Fox America, Inc.	Twenty-First Century Fox	Non-Guarantor	Reclassifications and Eliminations	Twenty-First Century Fox and Subsidiaries
ASSETS
Current assets
Cash and cash equivalents	$18,411	$1,575	$1,295	$—	$21,281
Receivables, net	11	2	8,073	(3)	8,083
Inventories, net	—	—	3,934	—	3,934
Other	48	—	671	—	719

Total current assets	18,470	1,577	13,973	(3)	34,017

Non-current assets
Receivables, net	13	—	846	—	859
Inventories, net	—	—	8,133	—	8,133
Property, plant and equipment, net	345	—	1,626	—	1,971
Intangible assets, net	—	—	5,970	—	5,970
Goodwill	—	—	12,758	—	12,758
Other non-current assets	262	—	1,083	—	1,345
Investments
Investments in associated companies and other investments	263	186	384	—	833
Intragroup investments	127,850	78,002	—	(205,852)	—

Total investments	128,113	78,188	384	(205,852)	833

Total assets	$147,203	$79,765	$44,773	$(205,855)	$65,886

LIABILITIES AND EQUITY
Current liabilities
Borrowings	$700	$—	$187	$—	$887
Other current liabilities	408	41	6,602	(3)	7,048

Total current liabilities	1,108	41	6,789	(3)	7,935

Non-current liabilities
Borrowings	17,286	—	1,035	—	18,321
Other non-current liabilities	482	—	5,337	—	5,819
Intercompany	63,100	47,719	(110,819)	—	—
Redeemable noncontrolling interests	—	—	576	—	576
Total equity	65,227	32,005	141,855	(205,852)	33,235

Total liabilities and equity	$147,203	$79,765	$44,773	$(205,855)	$65,886

See notes to supplemental guarantor information

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Condensed Consolidating Balance Sheet

As of June 30, 2018

(in millions)

	21st Century Fox America, Inc.	Twenty-First Century Fox	Non-Guarantor	Reclassifications and Eliminations	Twenty-First Century Fox and Subsidiaries
ASSETS
Current assets
Cash and cash equivalents	$2,882	$3,323	$1,417	$—	$7,622
Receivables, net	11	—	7,110	(1)	7,120
Inventories, net	—	—	3,669	—	3,669
Other	45	—	877	—	922

Total current assets	2,938	3,323	13,073	(1)	19,333

Non-current assets
Receivables, net	13	—	711	—	724
Inventories, net	—	—	7,518	—	7,518
Property, plant and equipment, net	343	—	1,613	—	1,956
Intangible assets, net	—	—	6,101	—	6,101
Goodwill	—	—	12,768	—	12,768
Other non-current assets	271	—	1,048	—	1,319
Investments
Investments in associated companies and other investments	178	257	3,677	—	4,112
Intragroup investments	113,781	65,022	—	(178,803)	—

Total investments	113,959	65,279	3,677	(178,803)	4,112

Total assets	$117,524	$68,602	$46,509	$(178,804)	$53,831

LIABILITIES AND EQUITY
Current liabilities
Borrowings	$950	$—	$104	$—	$1,054
Other current liabilities	528	31	6,632	(1)	7,190

Total current liabilities	1,478	31	6,736	(1)	8,244

Non-current liabilities
Borrowings	17,280	—	1,189	—	18,469
Other non-current liabilities	502	89	4,965	—	5,556
Intercompany	45,817	48,918	(94,735)	—	—
Redeemable noncontrolling interests	—	—	764	—	764
Total equity	52,447	19,564	127,590	(178,803)	20,798

Total liabilities and equity	$117,524	$68,602	$46,509	$(178,804)	$53,831

See notes to supplemental guarantor information

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Condensed Consolidating Statement of Cash Flows

For the six months ended December 31, 2018

(in millions)

	21st Century Fox America, Inc.	Twenty-First Century Fox	Non-Guarantor	Reclassifications and Eliminations	Twenty-First Century Fox and Subsidiaries
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities from continuing operations	$16,139	$(1,414)	$(14,168)	$—	$557

INVESTING ACTIVITIES
Property, plant and equipment	(25)	—	(194)	—	(219)
Proceeds from dispositions, net	(130)	—	15,150	—	15,020
Other investing activities, net	(129)	—	(343)	—	(472)

Net cash (used in) provided by investing activities from continuing operations	(284)	—	14,613	—	14,329

FINANCING ACTIVITIES
Borrowings	—	—	90	—	90
Repayment of borrowings	(250)	—	(162)	—	(412)
Dividends paid and distributions	—	(334)	(183)	—	(517)
Employee taxes paid for share-based payment arrangements	(44)	—	(118)	—	(162)
Other financing activities, net	—	—	(89)	—	(89)

Net cash used in financing activities from continuing operations	(294)	(334)	(462)	—	(1,090)

Discontinued operations
Net decrease in cash and cash equivalents from discontinued operations	(32)	—	—	—	(32)

Net increase (decrease) in cash and cash equivalents	15,529	(1,748)	(17)	—	13,764
Cash and cash equivalents, beginning of year	2,882	3,323	1,417	—	7,622
Exchange movement on cash balances	—	—	(105)	—	(105)

Cash and cash equivalents, end of period	$18,411	$1,575	$1,295	$—	$21,281

See notes to supplemental guarantor information

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Condensed Consolidating Statement of Cash Flows

For the six months ended December 31, 2017

(in millions)

	21st Century Fox America, Inc.	Twenty-First Century Fox	Non-Guarantor	Reclassifications and Eliminations	Twenty-First Century Fox and Subsidiaries
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities from continuing operations	$177	$(455)	$782	$—	$504

INVESTING ACTIVITIES
Property, plant and equipment	(90)	—	(148)	—	(238)
Proceeds from dispositions, net	—	—	362	—	362
Other investing activities, net	(59)	—	(234)	—	(293)

Net cash used in investing activities from continuing operations	(149)	—	(20)	—	(169)

FINANCING ACTIVITIES
Borrowings	—	—	1,282	—	1,282
Repayment of borrowings	—	—	(1,411)	—	(1,411)
Dividends paid and distributions	—	(333)	(179)	—	(512)
Employee taxes paid for share-based payment arrangements	(11)	—	(21)	—	(32)
Other financing activities, net	(18)	—	—	—	(18)

Net cash used in financing activities from continuing operations	(29)	(333)	(329)	—	(691)

Discontinued operations
Net decrease in cash and cash equivalents from discontinued operations	(26)	—	—	—	(26)

Net (decrease) increase in cash and cash equivalents	(27)	(788)	433	—	(382)
Cash and cash equivalents, beginning of year	40	4,882	1,241	—	6,163
Exchange movement on cash balances	—	—	28	—	28

Cash and cash equivalents, end of period	$13	$4,094	$1,702	$—	$5,809

See notes to supplemental guarantor information

TWENTY-FIRST CENTURY FOX, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Notes to Supplemental Guarantor Information

(1)

Investments in the Company’s subsidiaries, for purposes of the supplemental consolidating presentation, are accounted for by their parent companies under the equity method of accounting whereby earnings of subsidiaries are reflected in the respective parent company’s investment account and earnings.

(2)

The guarantees of 21CFA’s senior public indebtedness constitute senior indebtedness of the Company, and rank pari passu with all present and future senior indebtedness of the Company. Because the factual basis underlying the obligations created pursuant to the various facilities and other obligations constituting senior indebtedness of the Company differ, it is not possible to predict how a court in bankruptcy would accord priorities among the obligations of the Company.